Exhibit 5.1 JW | SAN ANTONIO 112 East Pecan Street, Suite 2400 • San Antonio, Texas 78205 | www.jw.com | Member of GLOBALAW™ July 11, 2022 XPEL, Inc. 3251 IH-35 San Antonio, Texas 78219 Re: XPEL, Inc. 2020 Equity Incentive Plan Dear Ladies and Gentlemen: We have acted as counsel to XPEL, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale of up to 275,000 shares (the “Shares”) of its Common Stock, par value $0.001 per share (“Common Stock”), reserved for issuance under the XPEL, Inc. 2020 Equity Incentive Plan (the “Plan”). We have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary for the purposes of the opinions expressed herein, including the Registration Statement, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company in effect as of the date hereof, certain resolutions adopted by the Board of Directors and the stockholders of the Company and copies of the Plan. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us, and the legal competence of all signatories to such documents. We have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; (ii) appropriate action will be taken to register and qualify the Shares for sale under all applicable state securities laws; (iii) the Shares to be sold will be issued in accordance with the terms of the Plan; (iv) the Company will receive the full consideration for any Shares issued pursuant to the Plan; and (v) the per share consideration for each Share will include payment of cash or other lawful consideration at least equal to the par value of the Company’s Common Stock. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares pursuant to the Registration Statement. Based solely upon the foregoing, and subject to the qualifications, assumptions and other statements set forth herein, it is our opinion that the Shares have been duly authorized, and when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable. We express no opinion as to the law of any jurisdiction other than the general corporate laws of the State of Nevada. The reference and limitation to the “general corporate laws of the State of Nevada” includes the statutory provisions of Chapter 78 of the Nevada Revised Statutes and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws. We express no opinion to the extent any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter. We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Very truly yours, /s/ Jackson Walker L.L.P. Jackson Walker L.L.P.